Exhibit 19

Insider Trading Policy

Last Approval Date
October 11, 2024
U.S. BANCORP                                            1

Introduction/Background
Under federal securities law, it is illegal for a person to trade in a company’s securities while in possession of material, nonpublic information obtained through his or her employment or other involvement with the company. It is also illegal for such individuals to “tip,” or to disclose material, nonpublic information to another person who might trade based on that information. These insider trading violations are pursued vigorously by the Securities and Exchange Commission (the “SEC”) and Department of Justice. Punishment for insider trading violations is severe, and could result in significant fines and imprisonment. While regulatory authorities generally concentrate their efforts on individuals who trade illegally, or who tip material, nonpublic information to others who trade, the federal securities laws may also impose liability on companies and their officers and directors if they fail to take reasonable steps to prevent illegal insider trading by their directors, officers and employees.

This Insider Trading Policy (the “Policy”) provides guidelines with respect to transactions in the common stock and other securities of U.S. Bancorp and U.S. Bank National Association (together, “USB”) and the handling of confidential information about USB and the companies with which USB does business. It supplements the requirements under USB’s Code of Ethics and Business Conduct applicable to all of our employees and directors. USB’s Board of Directors has adopted this Policy to promote compliance with federal securities laws that prohibit directors, officers, employees and certain other individuals who possess material, nonpublic information about a company from:

•trading in securities of that company; or
•providing material, nonpublic information to other persons who may trade on the basis of that information.

Scope/Applicability
This Policy applies to you if you are:

•a member of USB’s Board of Directors (a “Director”);
•a member of USB’s Managing Committee;
•an officer of USB who has been designated by USB’s Board of Directors as a “executive officer” of the Company as that term is used in Rule 3b-7 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and/or an “officer” of the Company as that term is used in Rule 16a-1(f) under the Exchange Act (“Section 16 Officers”); or
•an employee of USB or one of its subsidiaries or affiliates who has been designated by USB as an employee who routinely has access to material, nonpublic information about USB, including corporate earnings information, in the course of your employment duties (a “Designated Employee”).

U.S. BANCORP                                            2

This Policy also applies to your family members who reside with you, anyone else who lives in your household, and family members who do not live in your household but whose transactions in USB securities are directed by you or subject to your influence or control. It also applies to any entities you control (including corporations, partnerships or trusts). You are deemed to “beneficially own” any USB securities owned by those individuals or entities and are responsible for ensuring that transactions by such individuals and entities comply with this Policy. In addition, USB may determine that other individuals or entities (e.g., contractors or consultants who have access to material nonpublic information), should be subject to the Policy.

If you are aware of material nonpublic information when your employment or service relationship with USB terminates, or when you cease to be a member of the Board, you still may not trade in USB securities until that information becomes public or is no longer material.

Roles and Responsibilities
The General Counsel is responsible for identifying Designated Employees and informing those employees of their designation and corresponding obligation to follow this Policy. The General Counsel has authority to change the list of Designated Employees at any time.

This Policy is administered by the Office of the Corporate Secretary, under the direction of the General Counsel.

Policy Requirements
While you are aware of material, nonpublic information relating to USB, you must not:

•trade, directly or indirectly, in any USB securities;
•recommend the purchase or sale of any USB securities;
•disclose material, nonpublic information to persons within the company whose jobs do not require them to have that information, or outside of the company to other persons, unless any such disclosure is made in accordance with the company’s policies regarding the protection or authorized external disclosure of information regarding the company; or
•assist any other person in the above activities.

Note that all USB securities are covered by this Policy, including USB common stock or any other type of securities that USB may issue (including preferred stock, bonds and debentures), as well as derivative securities that are not issued by USB, such as exchange-traded put or call options or swaps relating to USB securities. Examples of securities covered by this Policy include the following:

•stock options or restricted stock units received from USB as long-term incentive compensation;

U.S. BANCORP                                            3

•USB common stock or derivatives purchased or sold on the open market through brokerage accounts;

•shares of USB common stock owned through the Company Stock Fund in the 401(k) Savings Plan or held in book-entry form through a Company deferred compensation plan; and

•any USB securities received as a gift or inheritance.

Any purchase or sale of a security, directly or indirectly, constitutes a “trade” under insider trading laws and this Policy. Examples of trades include the following:

•purchases or sales on the open market made through a brokerage account;

•changing your fund allocation elections in the 401(k) Savings Plan or a Company deferred compensation plan, including any election to direct future contributions into the Company Stock Fund and any election or transfer to increase or decrease your investment in the Company Stock Fund;
•exercising stock options (unless you pay the exercise price in cash and then hold the resulting shares);

•selling shares obtained by an option exercise or the vesting of restricted stock units; and

•taking a “long” or “short” position in any USB securities.

Information is considered “material” if a reasonable investor would consider it important in making a decision to buy, hold or sell securities. Any information that could be expected to affect the price of USB common stock, whether it is positive or negative, should be considered material. There is no bright-line standard for assessing materiality; rather, materiality is based on an assessment of all of the facts and circumstances, and is often evaluated by enforcement authorities with the benefit of hindsight. Information deemed material could relate to, among other things, proposed acquisitions, dispositions or mergers; regulatory actions; cyber incidents; a significant disruption in USB’s operations; senior management changes; financial results or projections; financing or capital plans; changes in credit ratings; and changes in dividend rates.

Information is considered “nonpublic” if it has not been disclosed to the public and widely disseminated. Information generally is considered widely disseminated if it has been disclosed through the Business Wire newswire service; published in a widely available newspaper, magazine or news website; or publicly disclosed in a document filed with the SEC that is available on the SEC’s website. By contrast, information would likely not be considered widely disseminated if it is available only to the company’s employees, or if it is only available to a select group of analysts, brokers and institutional investors. Once information is widely disseminated, it is still necessary to afford the investing public sufficient time to absorb the information before it is considered “public.”

U.S. BANCORP                                            4

In addition, if you learn of material, nonpublic information about any company, including but not limited to USB’s existing or potential customers, suppliers or competitors, or if you learn of material, nonpublic information that could affect the share price of a company, you must not trade in that company’s securities until the information becomes public or is no longer material.

When a person is prohibited from trading in USB securities or the securities of another company because such person is aware of material nonpublic information, such person may not have a third party trade in securities on his or her behalf or disclose such information to any third party, other than on a need-to-know basis. Any trades made by a third party on behalf of a person will be attributed to that person. Thus, trades in USB securities held in street name in a person’s account or for his or her benefit at a brokerage firm are also prohibited if the person is otherwise prohibited from trading in USB securities. If a person invests in a “managed account” or arrangement (other than a Rule 10b5-1 plan as discussed below), such person should instruct the broker or advisor not to trade in USB securities on his or her behalf.

Trading Blackout Periods

In order to minimize any concern that you might possess material, nonpublic information at the time of a trade in USB securities, you must not buy or sell USB securities during trading blackout periods that have been announced by the Office of the Corporate Secretary. If applicable to you, you will be informed of regular quarterly trading blackout period dates each quarter by the Office of the Corporate Secretary.

In addition, you may be subject to event-specific blackout periods at any time if you are, or are likely deemed to be, in possession of material, nonpublic information outside of the quarterly earnings cycle. The Office of the Corporate Secretary will inform you of any event-specific blackout period applicable to you. The fact that an event-specific blackout period has been announced constitutes confidential information and must not be communicated to any other person inside or outside the company.

You may purchase or sell USB securities during an announced blackout period only if you receive the approval of the General Counsel. Of course, you must never trade in USB securities if you are actually in possession of material, nonpublic information, even if no trading blackout is in effect or applies to you.

USB might place a trading block on the account(s) you hold with the administrator of USB’s stock incentive, deferred compensation, and other plans to facilitate compliance with trading restrictions during announced blackout periods. The obligation to abstain from trading in USB securities during announced blackout periods remains yours, however, and applies to securities acquired through the stock incentive plan or elections you may make for future contributions or current balances under the 401(k) Savings Plan or any Company deferred compensation plan involving the Company Stock Fund even if no block is implemented with respect to that account, as well as to securities held in other accounts.

U.S. BANCORP                                            5

Additional Procedures, Restrictions and Obligations

In addition to this Policy and the trading blackouts, USB has established certain procedures applicable specifically to Directors, Managing Committee members, and Section 16 Officers in order to assist the company in the administration of this Policy, to facilitate compliance with laws governing insider trading, and to avoid the appearance of any impropriety. The Corporate Secretary or the General Counsel also may determine that other employees subject to this Policy must adhere to such additional procedures.

Additionally, the federal securities laws impose restrictions and obligations on Directors and Section 16 Officers beyond the prohibition against trading while in possession of material, nonpublic information. Directors and Section 16 Officers are therefore required to abide by additional procedures, restrictions and obligations as specified below.

Pre-Clearance Procedures. Directors, Section 16 Officers, and other members of the Managing Committee must not engage in any transaction in USB securities without first obtaining pre-clearance of the transaction from the Corporate Secretary or the General Counsel. This requirement applies to all trades, as well as any transaction that does not involve a purchase or sale (for example, a gift or a transfer of shares you beneficially own from one trust to another and an election to change fund allocations under a company plan involving the Company Stock Fund).

Please submit your request for pre-clearance at least two business days in advance of the proposed transaction to ensure there is adequate time for us to help you analyze the proposed transaction and comply with your obligations under the federal securities laws.

When you request pre-clearance of a transaction, you should carefully consider whether you may be aware of any material, nonpublic information about USB, and should describe fully those circumstances. You should also indicate whether you have effected any other transactions recently, and Directors and Section 16 Officers should be prepared to report the proposed transaction on a Form 4 or Form 5 with our assistance. Directors and Section 16 Officers also should also be prepared to comply with SEC Rule 144 and file Form 144 at the time of any sale with the assistance of your broker.

The responsibility for determining whether you are in possession of material, nonpublic information rests with you, and pre-clearance from the Corporate Secretary or General Counsel does not in any way constitute legal advice or insulate you from liability under insider trading laws. Please be aware that the Corporate Secretary and the General Counsel are under no obligation to approve the proposed transaction submitted for pre-clearance.

Section 16 Reporting. The reporting requirements of Section 16(a) of the Exchange Act are designed to disclose whether directors and executive officers of public companies have complied with Section 16(b). Section 16(a) requires Directors and Section 16 officers to file a report with the SEC initially disclosing the USB securities owned by you (Form 3) and thereafter to report
U.S. BANCORP                                            6

promptly any changes in these holdings (on Forms 4 or 5, as applicable). A Form 4 must be filed with the SEC within two business days following the date of most transactions by a Director or Section 16 Officer in USB securities, though certain transactions exempt from the operation of Section 16(b) of the Exchange Act may be reported annually on Form 5. The Office of the Corporate Secretary will assist you in preparing and filing any Form 3, 4 or 5.

Short-Swing Profits. Under Section 16(b) of the Exchange Act, all profit realized by directors and executive officers of public companies from any purchase and sale (or any sale and purchase) of USB securities within a period of less than six months is recoverable by the company. Qualifying transactions pursuant to stock incentive or retirement plans are exempt from the operation of Section 16(b). From a practical standpoint, Section 16(b) prohibits Directors and Section 16 Officers from buying and selling USB securities on the open market within a period of six months (or vice versa).

Short Sales. Short sales of USB securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the company’s prospects. Section 16(c) of the Exchange Act prohibits directors and executive officers of public companies from engaging in short sales. Directors, Managing Committee members, and Section 16 Officers are therefore prohibited from engaging in short sales with respect to USB securities.

Rule 144. All securities that directors and executive officers of public companies sell in the public market must be sold in accordance with the technical requirements of SEC Rule 144 (including the filing of a Form 144 with the SEC prior to or concurrently with the trade). A knowledgeable broker can assist Directors and Section 16 Officers with the necessary Rule 144 paperwork.

Brokerage Account. In order to facilitate compliance with the pre-clearance, Exchange Act Section 16(a) reporting, and Rule 144 obligations set forth above, Directors and Section 16 Officers are prohibited from making trades in USB securities from an online brokerage account.

Publicly Traded Options. Given the relatively short term of publicly traded options, transactions in options may create the appearance that you are trading based on material, nonpublic information and focusing your attention on the company’s short-term performance at the expense of the company’s long-term objectives. Accordingly, Directors and Section 16 Officers, and other members of the Managing Committee are prohibited from engaging in put options, call options, covered call options or other derivative securities, on an exchange or in any other organized market.

Hedging Transactions. Hedging or monetization transactions can be accomplished through a number of possible mechanisms, including the use of short sales or trading in financial instruments such as puts, calls, prepaid variable forwards, equity swaps, collars, exchange funds and other options or derivatives. Such hedging transactions may permit you to continue to own
U.S. BANCORP                                            7

USB securities without the full risks and rewards of ownership. When this situation occurs, you may no longer have the same objectives as the company’s other shareholders. Therefore, Directors, Section 16 Officers, and other members of the Managing Committee are prohibited from engaging in any hedging transactions with respect to USB securities.

Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged as collateral for a loan may be sold in foreclosure if the borrower defaults on the loan. Because a margin sale or foreclosure sale may occur at a time when the pledgor is aware of material, nonpublic information or otherwise is not permitted to trade in USB securities, Directors, Section 16 Officers, and other members of the Managing Committee are prohibited from holding USB securities in a margin account or otherwise pledging the USB securities as collateral for a loan.

Rule 10b5-1 Plans. Exchange Act Rule 10b5-1 provides a defense from insider trading liability under the federal securities laws. In order to be eligible to rely on this defense, you must enter into a Rule 10b5-1 trading plan for transactions in USB securities that meets certain conditions (a “Rule 10b5-1 Plan”). In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material, nonpublic information. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party. If the plan meets the requirements of Rule 10b5-1, USB securities may be purchased or sold without regard to certain insider trading restrictions.

USB has established certain additional procedures specifically applicable to any Director, Section 16 Officer, other member of the Managing Committee, or Designated Employee planning to enter into a Rule 10b5-1 Plan, including a requirement to first have it pre-approved by the Office of the Corporate Secretary.
Policy Monitoring and Reporting
While the Office of the Corporate Secretary is responsible for informing you of this policy, it does not monitor your trading activities or provide any reporting, except as specified above with respect to Section 16 reporting and pre-clearance procedures as applicable to Directors, Section 16 Officers, and other Managing Committee members. Compliance with this Policy is solely your obligation. Any suspected violations of the Policy should be reported to the General Counsel, and any monitoring of reported violations is handled by the General Counsel. Any action on the part of USB (including the pre-clearance of any transaction) does not in any way constitute legal advice or insulate an individual from liability under applicable securities. USB also reserves all rights it may have against anyone who violates this Policy.

U.S. BANCORP                                            8

Policy Exceptions
Exceptions from and waivers to this Policy described above must adhere to enterprise policy requirements and follow the applicable exception process.

Policy Governance/Oversight
This Policy is subject to the review of the Executive Risk Committee and requires the approval of USB’s Board of Directors.
Through the Office of the Corporate Secretary, Directors, Section 16 Officers and other Managing Committee members receive individualized training on their obligations under this Policy, and Designated Employees receive annual online training.

U.S. BANCORP                                            9